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                                                                    Exhibit 99.1

Risk Factors that May Affect Future Operating Results

Certain statements contained in our public filings, press releases and other documents and materials as well as certain statements in written or oral statements made by us or on our behalf are forward-looking statements based on our current expectations and projections about future events, including: market conditions; future financial performance and potential growth; effect of indebtedness including restrictive covenants and asset pledges; future cash sources and requirements, including expected capital expenditures; competition and production costs; strategic plans, including estimated proceeds from and the timing of asset sales, including the sale of the SBQ division; potential acquisitions; environmental matters and liabilities; possible equipment losses; Year 2000 issues; labor relations; and other matters. These forward-looking statements are subject to a number of risks and uncertainties, including those discussed below, which could cause our actual results to differ materially from historical results or those anticipated and certain of which are beyond our control.

The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. All forward-looking statements included in this document are based upon information available to the Company on the date hereof, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. It is important to note that the Company's actual results could differ materially from those described or implied in such forward-looking statements. Moreover, new risk factors emerge from time to time and it is not possible for the Company to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those described or implied in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The risks included here are not exhaustive. Other sections of this report may describe additional factors that could adversely impact the Company's business and financial performance.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, investors should not assume that the Company agrees with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, the Company has a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company's responsibility.

Among the factors that could cause actual results to differ materially are the factors detailed below. In addition, readers should consider the risk factors described from time to time in other Company reports filed with the Securities and Exchange Commission.

Weak Market Conditions; High Imports

The Company operates in the steel industry, an industry that is vulnerable to unpredictable economic cycles. A downturn in the economy or in the Company's markets could have an adverse effect on the Company's performance. The Company produces some products which are subject to competition from foreign imports. Fluctuations in exchange rates or a decline in foreign economic conditions may adversely affect the Company's performance.

Beginning in fiscal 1998, an economic downturn in Asia led to an excess worldwide supply of steel products. Although demand for steel products in the United States is strong, excess worldwide supply has created precarious conditions in the U.S. steel industry, particularly with respect to price and volumes. The Company's results are currently being impacted by disturbed economic conditions in other countries creating a dramatic increase in steel imports in the U.S. Until such time as the U.S. government intervenes with trade sanctions or the foreign economic situation improves, the Company's performance will continue to be adversely impacted by the import situation.
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The Company seeks to spread its sales across the reinforcing bar and merchant product markets to reduce the Company's vulnerability to an economic downturn in any one product market. The Company's performance, however, can still be materially affected by changes in demand for any one of its product lines and by changes in the economic condition of certain key industries such as construction and manufacturing. In the past, the Company has sought additional product and market diversification with its SBQ products. In August 1999, the Company announced a strategic restructuring as part of which it plans to divest its SBQ operations in order to focus on its core mini-mill and scrap operations. Divestiture of the SBQ operations will eliminate some product and market diversification, leaving the Company with increased exposure to fluctuations in the rebar and merchant product markets.

Effect of Substantial Indebtedness on Operations and Liquidity

The Company has a significant amount of indebtedness. At June 30, 1999, the Company's consolidated indebtedness (excluding unused commitments) was $522 million, and it had additional borrowing capacity of approximately $129 million. The Company's ability to comply with the terms of its credit agreement and its other debt obligations, to make cash payments with respect to the Company's debt obligations and to refinance any of such debt obligations will depend on the Company's future performance. The Company's future performance is subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond the Company's control. Having a high degree of leverage has significant consequences for the Company. For instance, high leverage might impair the Company's ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes. In addition, a substantial portion of the Company's cash flow from operations is used to pay principal and interest on the Company's borrowings. This use of cash flows reduces the funds available for the Company's operations and other purposes, including capital spending. Some of the Company's borrowings are and will continue to be at variable rates of interest, which creates exposure to the risk of increased interest rates. Finally, the Company may be substantially more leveraged than some of its competitors. This may place the Company at a relative competitive disadvantage and may make it more vulnerable to a downturn in general economic conditions, a slowdown in the Company's business or changing market conditions and regulations.

Restrictive Covenants; Pledge of Assets

The terms of the Company's credit agreement and agreements with the Senior Noteholders require the Company to satisfy certain financial tests and to comply with certain other restrictive covenants. Covenants in the Company's debt obligations restrict the Company's ability to incur additional indebtedness, dispose of certain assets and make capital expenditures. The covenants also restrict the Company's other corporate activities. The Company's ability to comply with these covenants may be affected by events beyond the Company's control, including economic, financial and industry conditions. There can be no assurance that the Company will be able to satisfy or comply with the financial tests and covenants contained in such agreements. Failure to do so may result in a default under the Company's credit arrangements. If any such default were not remedied within the applicable grace period, if any, the lenders under such agreements would be entitled to declare the amounts outstanding thereunder due and payable. In addition, the Company's obligations under the credit agreement and agreements with the Senior Noteholders are secured by substantially all of the assets of the Company and its subsidiaries. Accordingly, if an event of default were to occur, the banks and Senior Noteholders could have a priority claim on substantially all of the assets of the Company.

Need to Refinance Indebtedness

Based upon the current level of the Company's operations and current industry conditions, the Company anticipates that it will have sufficient resources to make all required interest and principal payments under the credit agreement and Senior Notes through December 15, 2001. However, the Company is required to make significant principal repayments on December 15, 2002 and may be required to refinance its obligations under the credit agreement and Senior Notes prior to such time. There can be no assurance that any such refinancing would be possible at such time, or if possible, that acceptable terms could be obtained.
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In the event of a refinancing of the Senior Notes or a required partial prepayment thereof as a result of the sale of the SBQ division, the Company is required to pay the Senior Noteholders an additional "make whole" payment intended to compensate the Senior Noteholders for any losses on reinvestment of proceeds incurred by them as a result of the prepayment.

Effect of Change in Control

Under the Company's debt agreements, a change in a majority of the Company's Board of Directors as a result of a contested proxy solicitation, as is being waged by The United Group, could give rise, among other things, to the
Exhibit 99.1 acceleration of the Company's debt obligations and may, as a result, have a material adverse effect on the Company, its financial condition and its operations. There can be no assurance that the majority of the Company's Board of Directors will not change as a result of the contested proxy solicitation.

In the event of such a change in control, the Company would be required to make an offer to prepay its Senior Notes which, if accepted, would obligate the Company to pay 100% of their face amount ($280 million), plus accrued but unpaid interest, together with a make-whole amount of approximately $9.1 million. Under the terms of the Company's Revolving Credit Agreement, such a change in control would constitute an event of default, pursuant to which the lenders may declare the full amount of the outstanding principal and interest to be immediately due and payable. As of September 30, 1999, the Company had approximately $217 million in borrowings outstanding under its credit agreement.

In the event of such a change in control, the Company would be required to obtain the forbearance or waiver of its noteholders and lenders or, in the alternative, refinance its debt obligations. There can be no assurance that the Company would be able to obtain such forbearances or waivers or to refinance its debt obligations at such time and on acceptable terms.

In addition, a change in a majority of the Board of Directors of the Company may trigger the vesting of certain rights and benefits of certain officers and employees of the Company and thereby cause the Company to incur compensation expenses and other obligations which, prior to such time, may have only been contingent and otherwise unvested obligations. Currently, management estimates a change in control may trigger such expenses and obligations amounting to approximately $15.5 million.

Highly Competitive Markets; Production Costs

The Company's markets are highly competitive, and are also fragmented both geographically and by product. As a result, the Company faces numerous regional or specialized competitors, many of which are well established in their markets. In addition, some of the Company's competitors are divisions of larger companies with potentially greater financial and other resources than the Company's own. Taken together, the competitive forces present in the Company's markets can impair its operating margins.

The cost of scrap is the largest element in the cost of the Company's finished rebar and merchant products. The Company purchases most of its scrap on a short-term basis. Changes in the price of scrap can significantly affect the Company's profitability. Changes in other raw material prices can also influence the Company's profitability.

Energy costs are also a significant factor influencing the Company's results. Current reforms in the electric utility industry at the state and federal level are expected to lower energy costs in the long run. However, numerous utilities and political groups are contesting these reforms and states are approaching the reforms in different fashions. The possibility exists, therefore, that the Company could be exposed to energy costs which are less favorable than those available to its competitors. Such a situation could materially affect the Company's performance. Further, the partial deregulation of certain energy markets now in effect may lead to significant price increases that would adversely affect the Company's performance.
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Prices for some of the Company's products are positively affected by the influence of trade sanctions or restrictions imposed on the Company's foreign competitors. Changes in these sanctions or restrictions or their enforcement could adversely affect the Company's results.

SBQ Operations

Because of a number of factors primarily related to management and workforce turnover and equipment design issues, the Company's SBQ melt shop in Memphis, Tennessee has operated at less than a commercially viable production level. Failure to sustain a commercially viable production run rate, continued delays or other start-up issues in this project could materially adversely affect the Company's future results. While in start-up operations, the melt shop may experience "learning curve" and other problems which may adversely affect the Company's financial performance. The Company is in the process of divesting its SBQ operations. However, the SBQ operations have not been profitable and delays in divestiture may cause the Company to suffer greater than expected losses or costs associated with the discontinued SBQ operations.

Until the Memphis melt shop begins producing at acceptable levels and costs, the Company's SBQ division will continue to purchase some of its steel billets from third parties. The cost of these steel billets is a significant portion of the cost of the SBQ division's finished products. Thus, the performance of this division, and in turn, the performance of the Company, can be materially affected by changes in the price of the steel billets it buys from third parties.

Additional Risks Relating to Divestiture of SBQ Division

Under the credit agreement and agreement with the Senior Noteholders, the Company will incur a 100 basis point interest rate increase with respect to its indebtedness if the SBQ division is not sold by January 31, 2001. Such interest rate penalty would be reduced to 50 basis points if the SBQ division were sold subsequent to such date.

In addition, the Company will be obligated to repay indebtedness with the proceeds of the sale of the SBQ division. Also, the sale of the SBQ division under certain circumstances is subject to the approval of the banks under the credit agreement and the Senior Noteholders.

As reflected in the charge taken by the Company in connection with its decision to divest the SBQ division, the Company expects to receive sales proceeds from the disposition of such assets equal to less than the historical book value of the assets. There can be no assurance that the ultimate sales price will not result in additional charges to earnings. The proceeds expected to be realized on the sale of the SBQ operations are based on management's estimates of the most likely outcome, considering, among other things, informal appraisals from the Company's investment bankers and the Company's knowledge of valuations for steel production assets. The expected operating losses during the disposal period are based upon the Company's business plan for the SBQ operations. However, the actual amounts ultimately realized on sale and losses incurred during the expected disposal period could differ materially from the amounts assumed in arriving at the losses reflected in the 1999 financial statements. Among other things, the reserve for operating losses during the expected disposal period assumes that the Company will continue to operate the SBQ facilities through the disposal date and that during that period, production and shipment volumes will improve marginally over fiscal 1999 levels. If the Company decides to curtail or cease operations before the facilities are sold, actual losses could be materially different from those provided in the financial statements. In addition, while management believes that the estimated proceeds from the sale of the SBQ operations is a reasonable estimate of the enterprise value, there can be no assurance that such amounts will be realized. To the extent that actual proceeds or operating losses during the expected disposal period differ from the estimates that are reflected in the 1999 financial statements, the variance will be reported in discontinued operations in future periods.
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Risks Relating to Future Acquisitions; Start-up Expenses

The Company is constantly engaged in the process of evaluating new opportunities to strengthen its long-term business and financial prospects. From time to time, this process may lead the Company to make strategic investments, such as acquisitions and joint ventures, which have the potential to improve the Company's position in the markets in which it currently competes, as well as new markets it may choose to enter. In connection with these investments, the Company may incur, either directly or indirectly, start-up expenses, losses and other charges that may have a material affect on the Company's financial performance. Moreover, acquisitions involve numerous other risks, including difficulties in assimilating acquired assets or operations, diversion of management's attention from other business concerns and departure of key employees or customers of acquired businesses.

There is no assurance the Company can successfully identify acquisitions in the future, and even if the Company can identify acquisition opportunities, completing such acquisitions may result in new issuances of the Company's stock that may be dilutive to current owners; increases in the Company's debt and contingent liabilities; and additional amortization expenses related to goodwill and other intangible assets. Any of these risks could materially adversely affect the Company's profitability. Moreover, even if acquisitions are successfully completed and integrated, there is no assurance that such acquisitions will have a positive impact on the Company's business or operating results.

The Company began start-up operations of a new mid section rolling mill at its Cartersville facility in March 1999. Results in fiscal 1999 reflect pre-operating and start-up losses associated with this project, and fiscal year 2000 results will continue to reflect such losses. Unexpected increases in the amount of pre-operating and start-up losses could negatively impact the Company's financial performance.

Legal Proceedings

The Company is involved in litigation relating to claims arising out of its operations in the normal course of business. Most of the existing known claims against the Company are covered by insurance, subject to the payment of deductible amounts by the Company. Management believes that any uninsured or unindemnified liability resulting from existing litigation will not have a material adverse effect on the Company's business or financial position. However, there can be no assurance that insurance, including product liability insurance, will be available in the future at reasonable rates.

Environmental Matters and Liabilities

The Company operates in an industry subject to numerous environmental regulations, including regulations relating to air emissions, wastewater discharges and the handling and disposal of solid and hazardous wastes. Changes in environmental regulations or in the interpretation or manner of enforcement of environmental regulations could materially affect the Company's performance. The Company is not currently planning or performing any environmental remediations. However, some of the Company's facilities have been in operation for many years and if the need to perform an environmental remediation should arise, costs could be substantial. Depending upon the nature and location of the problem, insurance coverage may or may not cover some or all of the costs associated with the remediation.

Destruction or Loss of Equipment

The Company's economic performance, like most manufacturing companies, is vulnerable to a catastrophe that disables one or more of its manufacturing facilities and to major equipment failure. Depending upon the nature of the catastrophe or equipment failure, available insurance may or may not cover a loss resulting from such a catastrophe or equipment failure and the loss resulting from such a catastrophe or equipment failure could materially affect the Company's earnings.
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Other Matters

Under the terms of the Company's amended debt agreements (See Note 7 to Consolidated Financial Statements), dividends and other "restricted payments," as defined in the agreements, are limited to the lesser of $750,000 per quarter or 50% of quarterly income from continuing operations through March 2002. The Company does not expect to change its present rate of quarterly dividend payments ($.025 per share) in the near term.

Year 2000 Issue

The Company is nearing completion of its Y2K compliance project and management of the Company believes it has an effective program in place to resolve the few remaining year 2000 issues in a timely manner. In the event that the Company does not complete the remaining tasks, the Company could experience problems that could result in the temporary interruption of production at some of the steel making facilities. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect the Company. The Company could be subject to litigation for computer systems product failure, for example, failure to properly date business records. The amount of the potential liability and lost revenue cannot be reasonably estimated at this time.

These risk factors include the inability of the Company to complete the plans and modification that it has identified, the failure of software vendors to deliver the upgrades and repairs to which they have committed, the wide variety of information technology systems and components, both hardware and software, that must be evaluated and the large number of vendors and customers with which the Company interacts. The Company's assessment of the effects of Year 2000 on the Company are based, in part, upon information received from third parties upon which the Company reasonably relied must be considered as a risk factor that might affect the Company's Year 2000 efforts. The Company is attempting to reduce the risks by utilizing an organized approach, extensive testing, and allowance of ample contingency time to address issues identified by tests.

Labor Relations

The Company believes its labor relations are generally good. Almost the entire work force is non-union and the Company has never suffered a strike or other labor related work stoppage. If this situation changes, the Company's performance could suffer material adverse effects.

Obligation to AIR

In fiscal 1997, the Company and Georgetown Industries, Inc. (GII) formed American Iron Reduction, LLC, (AIR) located in Convent, Louisiana. The joint venture produces direct reduced iron (DRI), which is used as a substitute for high grade scrap. Construction of the DRI facility was funded by a $176.9 million non-recourse project financing arrangement, proceeds from a $8 million industrial revenue bond and initial equity investments of $20 million by the venture partners in fiscal 1998. Although the project is financed on a non-recourse basis, both the Company and GII have agreed to purchase AIR's DRI production during the term of the project financing. Pursuant to the DRI purchase commitment, the Company has agreed to purchase one-half of the output from the facility each year, if tendered (up to 600,000 metric tons per year). In addition during the fourth quarter of fiscal 1999, AIR defaulted on $178.9 million of long-term project finance debt. The Company, AIR and the other venture partner are currently involved in discussions with AIR's lenders that could affect the timing or amount of AIR's debt service requirements over the remaining term of the debt agreements, as well as the Company's obligations to AIR.

Although the Company intends to dispose of its interest in AIR as a part of its overall plan of disposal for the SBQ division, the Company could remain obligated to purchase DRI from AIR beyond the disposal date. If the Company is unable to find a buyer to assume its obligations under the AIR purchase agreement and future market prices for DRI are less than the price the Company is obligated to pay, the Company will incur losses on future merchant DRI activities. On the other hand, if the market price of DRI increases to an amount that exceeds the price payable under the AIR agreements, the Company could generate future profits from merchant DRI activities. Such losses or profits will be reflected in continuing operations in future periods until such time as the Company is no longer obligated under the AIR purchase commitment. Currently, the market price of DRI is approximately $30
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per ton less than the price the Company is required to pay under the AIR purchase commitment. Assuming the Company continues to purchase DRI from AIR at its current level of approximately 300,000 metric tons per year and no change in the market price of DRI, the Company will absorb approximately $9 million per year in excess DRI costs. The Company is unable to predict whether, or how long, this situation will continue and thus is unable to predict the amount of future losses that may be incurred under the AIR purchase agreement.

In addition, pursuant to the agreements recently entered into with the Senior Noteholders, the Company is generally restricted from making payments to AIR in excess of the amounts presently required under its agreements relating to AIR and may be required, subject to certain exceptions set forth in the agreements with its Senior Noteholders, to obtain the approval of its Senior Noteholders to enter into an agreement to terminate or settle any of its obligations relating to AIR.